Southern New England Telecommunications Corporation

                      Subsidiaries of the Registrant



    Name                                            State of Incorporation

The Southern New England
  Telephone Company                                       Connecticut

SNET America, Inc.                                        Connecticut

SNET Cellular, Inc.                                       Connecticut

SNET MobileCom, Inc.                                      Connecticut

SNET Paging, Inc.                                         Connecticut

SNET Diversified Group, Inc.                              Connecticut

SNET Real Estate, Inc.                                    Connecticut

SNET Credit, Inc.                                         Connecticut